Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

MEDIA DESIGN ASSOCIATES, INC

MDA ACQUISITION CORPORATION

RC-1, INC.

and

MICHAEL WOHL

MAY 31, 2021

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 31, 2021 by and among RC-1, Inc., a Nevada corporation (“Hi Solutions”), MDA Acquisition Corporation, a Delaware corporation (“Merger Sub”), Media Design Associates, Inc, a Florida corporation (the “Company”), and Michael Wohl, a resident of the State of Florida (the “Seller”). In this Agreement, (i) Hi Solutions, Merger Sub, the Company, and the Seller are sometimes referred to individually as a “Party” and collectively as the “Parties” and (ii) Hi Solutions and Merger Sub are referred to individually as a “Purchaser Party” and collectively as the “Purchaser Parties”.

RECITALS

WHEREAS, as of the date hereof, the Seller owns 100% of the issued and outstanding common stock of the Company (collectively, the “Interests”);

WHEREAS, as of the date hereof, the Hi Solutions owns 100% of the issued and outstanding common stock of Merger Sub (collectively, the “Merger Sub Interests”);

WHEREAS, the Parties intend, subject to the terms and conditions hereof, that Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the Business Corporation Act of the State of Florida (the “BCA”);

WHEREAS, as a result of the Merger, the Company will survive and will become a wholly-owned subsidiary of Hi Solutions; and

WHEREAS, the Parties intend that the Merger shall be treated for U.S. federal income Tax purposes (and applicable state and local Tax purposes) as a tax-deferred reorganization pursuant to Section 368(a)(2)(E) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS; INTERPRETATION

1.1             Certain Definitions1.1 and Interpretive Matters. Capitalized terms used in this Agreement have the meanings specified, or referred to, on Exhibit A hereto. In addition, certain rules of interpretation are also set forth on Exhibit A hereto.

Article II
PURCHASE AND SALE

2.1              The Merger. At the Effective Time, and on the terms and subject to the conditions of this Agreement and the BCA, Merger Sub shall be merged with and into the Company, the separate legal existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving limited liability company after the Merger, is sometimes referred to in this Agreement as the “Surviving Company.”

2.2              The Closing. The consummation of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall be deemed to take place at the offices of Hi Solutions at 301 S. State Street, Suite S103, Newtown, Pennsylvania 18940 (or at such other place as the Seller and Hi Solutions may designate, including by electronic exchange of signatures) at 10:00 a.m. (Eastern Time) on the date hereof (the “Closing Date”). The Parties expect to exchange documents electronically, and no Party shall be required to appear at any specific physical location to effect the Closing

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2.3              Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing Articles of Merger, in substantially the form attached hereto as Exhibit B hereto (the “Articles of Merger”), with the Secretary of State of the State of Florida as required by, and executed in accordance with, the relevant provisions of the BSC. The time of acceptance by the Secretary of State of Florida of the filing of the Articles of Merger or such later time as may be agreed to by the parties and set forth in the Articles of Merger being referred to in this Agreement as the “Effective Time”.

2.4              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and of Merger Sub shall become the debts, liabilities and duties of the Surviving Company. At the Effective Time, all of the Interests shall be deemed to have been transferred and sold by the Seller to Hi Solutions free and clear of all Liens other than those arising under general securities laws.

2.5              Bylaws and Certificate of Incorporation of the Surviving Company. At the Effective Time, the Bylaws and Certificate of Incorporation of the Company shall continue to be in effect for the Surviving Company.

2.6              Chief Executive Officer. The Seller shall be the Chief Executive Officer of the Surviving Company, to hold office in accordance with the Organizational Documents of the Company.

2.7              The Merger Consideration. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Hi.Solutions, the Company or the Seller, all of the Interests shall be exchanged for a number of shares of Hi Common Stock (the “Hi Closing Shares”) equal to the Equity Value, divided by the Closing Per Share Price (the “Equity Consideration”). Nothwithstanding the foregoing, the Seller has elected to have up 20% of the Equity Consideration paid in cash rather than in the form of Hi Closing Shares. As a result, the number of Hi Closing Shares to be delivered at the Closing shall be proportionally reduced and the Seller shall issue the Promissory Note at the Closing which shall be due and payable to Seller as set forth therein.

2.8              Calculation of Equity Value.

(a)               Determination of Estimated Equity Value. Attached hereto as Annex 1 is the Seller’s calculation of the Equity Value measured as of the close of business on the day immediately preceding the Closing Date (“Estimated Equity Value”) based upon the Seller’s good faith estimates of (i) Enterprise Value, (ii) the Net Working Capital Adjustment, (iii)  Indebtedness, and (iv) Seller Expenses, in each case, including the components thereof and determined in a manner consistent with the definitions thereof, and including reasonable supporting back-up documentation (the “Closing Statement”).

(b)               Determination of Final Equity Value.

(i)                 As soon as practicable, but no later than 30 days after the Closing Date (the “Adjustment Notice Date”), Hi Solutions shall prepare and deliver to the Seller its good faith proposed calculation of the Final Equity Value measured as of the close of business on the day immediately preceding the Closing Date, together with Hi Solutions’ good faith proposed calculations of (A) Enterprise Value, (B) the Net Working Capital Adjustment, (C) Seller Expenses and (D) Indebtedness, in each case, including the components thereof and determined in a manner consistent with the definitions thereof (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”) and together with reasonable supporting back-up documentation. In the event that Hi Solutions fails to deliver any of the Proposed Closing Date Calculations on or prior to the Adjustment Notice Date and the Seller provides written notice to Hi Solutions of such failure, then no adjustment with respect to such amount shall be made hereunder unless Hi Solutions provides such Proposed Closing Date Calculation within five Business Days following receipt of such written notice.

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(ii)             If the Seller does not provide written notice of any dispute (an “Equity Value Dispute Notice”) to Hi Solutions within 15 Business Days of timely receipt of the Proposed Closing Date Calculations, which Equity Value Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount of such disagreement, or, if the Seller at any time during such 15 day calendar day period notifies Hi Solutions in writing that the Seller agrees with the Proposed Closing Date Calculations in their entirety, the Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Enterprise Value, Net Working Capital Adjustment, Seller Expenses, Indebtedness and resulting Equity Value, in each case, for all purposes hereunder.

(iii)            If the Seller delivers an Equity Value Dispute Notice to Hi Solutions within such 15 Business Day period, Hi Solutions and the Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Equity Value Dispute Notice during the 15 day period commencing on the date Hi Solutions receives the applicable Equity Value Dispute Notice from the Seller.

(iv)             If Hi Solutions and the Seller do not agree upon a final resolution with respect to such disputed items within such 15 Business Day period, then Hi Solutions and the Seller shall engage, and the remaining items in dispute shall be submitted immediately to, a mutually agreed upon independent accounting firm (such independent accounting firm being herein referred to as the “Accounting Firm”). The Accounting Firm shall consider only those items and amounts as to which Hi Solutions and the Seller have disagreed within the time periods and on the terms specified above. Each of Hi Solutions and the Seller may furnish to the Accounting Firm such information and documents as it reasonably deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Parties. The Accounting Firm shall resolve each item of disagreement based solely on the supporting material provided by Hi Solutions and the Seller and not pursuant to any independent review. The determination of value made by the Accounting Firm with respect to the disputed items submitted to the Accounting Firm shall not be greater than the greatest value for such items claimed by Hi Solutions or the Seller, as applicable, or less than the smallest value for such items claimed by Hi Solutions or the Seller, as applicable. The determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes of this Agreement (absent fraud or manifest error). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Hi Solutions and the Seller, and any associated engagement fees shall be borne based on the inverse of the percentage that the Accounting Firm’s determination bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Seller, 60% of the costs of its review would be borne by Hi Solutions and 40% of the costs would be borne by the Seller. The Proposed Closing Date Calculations shall be revised, if necessary, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Closing Net Working Capital, Seller Expenses, Indebtedness and Equity Value for all purposes hereunder.

(c)               Payment of Adjustment to Estimated Equity Value. At such time as the Equity Value is finally determined in accordance herewith (the “Final Equity Value”), Hi Solutions and the Seller shall take or cause to be taken each of the following actions, as applicable:

(i)                If the Final Equity Value is greater than the Estimated Equity Value (such excess amount, the “Excess Amount”), Hi Solutions shall pay or cause to be paid to the Seller such Excess Amount by issuance to the Seller of an additional number of shares of Hi Common Stock equal to the Excess Amount divided the the Closing Per Share Price.

(ii)              If the Final Equity Value is less than the Estimated Equity Value (such shortfall amount, the “Shortfall Amount”), then the Seller shall be obligated to pay to Hi Solutions, within ten Business Days of the Seller receiving written notice of such shortfall, the Shortfall Amount, which Shortfall Amount shall be paid in Seller’s sole discretion either in (A) cash or (B) by forfeiture of a number of shares of Hi Common Stock equal to the Shortfall Amount divided the the Closing Per Share Price.

(iii)            For the avoidance of doubt, if the Final Equity Value is equal to the Estimated Equity Value, no payments shall be made pursuant to this Section 2.8(c).

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Any cash payments to be made pursuant to this Section 2.8(c) in cash shall be made by wire transfer of immediately available funds as directed by the recipient of such payment.

2.9              Payments at Closing. At or immediately prior to the Closing, Hi Solutions and the Seller shall pay or deliver, or cause to be paid or delivered (in the case of cash payments, by wire transfer of immediately available funds), the following payments or deliveries:

(a)               on behalf of the Seller, the Seller shall pay, or cause the Company to pay, all Seller Expenses to the Persons entitled thereto, in each case, in the amounts and pursuant to the wire instructions set forth in the Closing Statement;

(b)               on behalf of the Seller, the Seller shall pay, or cause the Company to pay, the Indebtedness to be paid off as set forth on Section 2.9(b) of the Seller Disclosure Schedule, in each case, in the amounts set forth in the Closing Statement and pursuant to the Payoff Letters; and

(c)               Hi Solutions shall deliver the Equity Consideration to the Seller in accordance with Section 2.10(a) below.

2.10          Closing Deliveries of the Parties. At or prior to the Closing:

(a)               Hi Solutions shall deliver, or cause to be delivered to the Seller each of the following (each in form and substance reasonably satisfactory to Seller):

(i)               evidence of Hi Solutions’ instructions to its transfer agent instructing the transfer agent to make a book-entry record in accordance with the instructions provided by the transfer agent, including appropriate restrictive and other legends and evidencing the issuance to the Seller of the applicable number of Hi Closing Shares, registered in the name of Seller;

(ii)              a certificate dated as of the Closing Date, duly executed by an authorized officer of Hi Solutions, given by him on behalf of Hi Solutions, certifying as to (A) an attached copy of each of Hi Solutions certificate of incorporation and bylaws and stating that neither have been amended, modified, revoked or rescinded, and (B) an attached copy of the resolutions of the board of directors of Hi Solutions authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(iii)            a certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to Hi Solutions, issued by the Secretary of State of the State of Nevada;

(iv)             a certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to Merger Sub, issued by the Secretary of State of the State of Florida;

(v)              the Employment Agreement, duly executed by Hi Solutions;and

(vi)           such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Merger.

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(b)               The Seller shall deliver, or cause to be delivered, to Hi Solutions each of the following (each in a form and substance satisfactory to Hi Solutions):

(i)               an assignment of the Interests, duly executed by Seller;

(ii)             evidence of the termination of each of those Related Party Arrangements and other Contracts and transactions set forth on Section 2.10(b)(ii) of the Seller Disclosure Schedule;

(iii)            a certificate dated as of the Closing Date, duly executed by an authorized officer of the Company, given by him on behalf of the Company, certifying as to (A) an attached copy of each of the Organizational Documents of the Company and stating that none of such Organizational Documents have been amended, modified, revoked or rescinded, and (B) an attached copy of the resolutions of Seller as the sole stockholder of the Company authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(iv)             a certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of Florida;

(v)              an affidavit from Seller, duly completed and executed in a form consistent with Treasury Regulation Section 1.1445-2(b), certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(vi)             the consents listed on Section 2.5(b)(vi) of the Seller Disclosure Schedule;

(vii)            payoff letters with respect to all Indebtedness identified in the Closing Statement to be paid off (the “Payoff Letters”) and all instruments and documents necessary to release any and all Liens securing Indebtedness, including any necessary UCC termination statements or other releases;

(viii)           the Employment Agreement, duly executed by the Seller; and

(ix)             such other documents or instruments as Hi Solutions reasonably requests and are reasonably necessary to consummate the Merger.

2.11          Withholding. Hi Solutions shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it determines in good faith are required or permitted to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.12          No Further Ownership in the Interests. Subject to Section 2.16, as of the Effective Time, the Seller shall cease to have any rights with respect to the Interests and the certificates representing such Interests (if any), except for the right to receive the Equity Consideration payable in accordance with this Article II and the rights set forth in Section 2.16.

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2.13          Deferred Shares.

(a)               Provided that Seller has not exercised the Rescission Option in accordance with Section 2.11, Hi Solutions shall issue Seller such number of additional shares of Hi Common Stock (the “Deferred Shares” with an aggregate value equal to the “Deferred Equity Value”) on the terms set forth in this Section 2.11. For the purposes of this Agreement: (i)“Deferred Equity Value” means 50% of the Company’s revenues generated in the fiscal year ending December 31, 2021 as calculated in accordance with GAAP; and (ii) “Deferred Shares” means such number of shares of Hi Common Stock having an aggregate value equal to the Deferred Equity Value, with a share of Hi Common Stock having a value equal to the average closing price of the Hi Common Stock on the last twenty days of trading in 2021.

(b)               As soon as practicable, but no later than 10 days after Hi Solutions has been delivered its audited financial statements for the year ending December 31, 2021, Hi Solutions shall prepare and deliver a copy of the Company’s financial statements for the year ending December 31, 2021 (the “Company 2021 Financials”). Hi Solutions shall also deliver to the Seller together with the Company 2021 Financials a statement (the “Deferred Shares Statement”) setting forth its calculation of the Deferred Equity Value and the corresponding number of Deferred Shares issuable to Seller.

(c)               The Seller shall provide written notice to Hi Solutions of any dispute with respect to the Deferred Shares Statement (a “Deferred Shares Dispute Notice”) within 30 calendar days of receipt of the Company 2021 Financials and Deferred Shares Statement, which Deferred Shares Dispute Notice shall describe the nature of any such disagreement as to whether the Deferred Shares Conditions have been met, or if they have been met, as to the number of Deferred Shares due to Seller, in reasonable detail and identify the specific items involved and the dollar amount of such disagreement.

(d)               If the Seller at any time during such 30 day calendar day period notifies Hi Solutions in writing that the Seller agrees with the calculations set forth on the Deferred Shares Statement, then the Company shall promptly issue the Deferred Shares by issuing instructions to its transfer agent instructing it to make a book-entry record in accordance with the instructions provided to the transfer agent, including appropriate restrictive and other legends and evidencing the issuance to the Seller of the Deferred Shares (a “TA Instruction”).

(e)               If the Seller delivers a Deferred Shares Dispute Notice to Hi Solutions within such 30 calendar day period, Hi Solutions and the Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Deferred Shares Dispute Notice during the 30 day period commencing on the date Hi Solutions receives the Deferred Shares Dispute Notice from the Seller.

(f)                If Hi Solutions and the Seller do not agree upon a final resolution with respect to such disputed items within such 30 calendar day period, then Hi Solutions and the Seller shall engage, and the remaining items in dispute shall be submitted immediately the Accounting Firm. The Accounting Firm shall consider only those items and amounts as to which Hi Solutions and the Seller have disagreed within the time periods and on the terms specified above. Each of Hi Solutions and the Seller may furnish to the Accounting Firm such information and documents as it reasonably deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Parties. The Accounting Firm shall resolve each item of disagreement based solely on the supporting material provided by Hi Solutions and the Seller and not pursuant to any independent review. The determination of value made by the Accounting Firm with respect to the disputed items submitted to the Accounting Firm shall not be greater than the greatest value for such items claimed by Hi Solutions or the Seller or less than the smallest value for such items claimed by Hi Solutions or the Seller. The determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes of this Agreement (absent fraud or manifest error). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Hi Solutions and the Seller, and any associated engagement fees shall be borne based on the inverse of the percentage that the Accounting Firm’s determination bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Seller, 60% of the costs of its review would be borne by Hi Solutions and 40% of the costs would be borne by the Seller. The Deferred Shares Statement shall be revised, if necessary, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.13(f) and, as so revised, such revised Deferred Shares Statement shall be deemed to set forth the determination as to whether the Deferred Shares Target has been met and any Deferred Shares to be issued to Seller. At such time as the number of Deferred Shares, if any, has been finally determined in accordance herewith, Hi Solutions shall issue the TA Instructions relating to such number of finally-determined Deferred Shares.

(g)               Each of Hi Solutions and Seller acknowledge that the opportunity to receive Deferred Shares is a material inducement to each of Hi Solutions and Seller to enter into this Agreement. As a result:

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(i)      Seller shall maintain day-to-day operational control of the Company during 2021 pursuant to the terms of his Employment Agreement.

(ii)     Seller shall manage and operate the Company during 2021 in a manner that is consistent in all material respects with past practice over the prior two fiscal years unless otherwise consented to in writing by Hi Solutions.

(iii)    Hi Solutions shall not make any allocations of overhead or other changes to the manner in which the Company conducts its business in 2021 unless otherwise approved in writing by Hi Solutions.

2.14          Piggyback Rights.

(a)               Each time Hi Solutions shall determine to file a registration statement under the Securities Act (other than on Form S-4 or Form S-8 or another form not available for registering the shares of Hi Common Stock for sale to the public or any successor form to such forms or any registration of securities as it relates to an offering and sale to management of Hi Solutions pursuant to any employee stock plan or other employee benefit plan arrangement) in connection with the proposed offer and sale of its equity securities for its own account, Hi Solutions shall give prompt written notice of its determination to the Seller (a “Piggyback Notice”). In the event Seller, within 10 days after the receipt of the Piggyback Notice, notifies Hi Solutions of his desire to include some of his Hi Closing Shares (the “Piggyback Shares”) in the registration statement, Hi Solutions shall include in the registration statement all such Piggyback Shares, all to the extent requisite to permit the sale or other disposition by the Seller of the Piggyback Shares to be so registered; provided, however, that Hi Solutions may at any time, in its sole discretion, withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other securities originally proposed to be registered.

(b)               Expenses. With respect to each registration of Piggyback Shares, Hi Solutions shall pay the expenses incurred in connection with such registration, including all registration, qualification, printing and accounting fees and all fees and disbursements of counsel for Hi Solutions and all underwriting discounts and commissions applicable to the Piggyback Shares included in such registration statement.

(c)               Underwriters’ Cutback. Notwithstanding the foregoing, if a registration pursuant to this Section 2.14 involves an “Underwritten Offering” and the managing underwriter or underwriters of such proposed Underwritten Offering in good faith advises Hi Solutions that the total or kind of securities that holders of Piggyback Shares and any other Persons intend to include in such offering would be reasonably likely to adversely affect the price, timing, or distribution of the securities offered in such offering in any material respect, then Hi Solutions shall register only such number of applicable Piggyback Shares as the managing underwriter advises in good faith would not cause such adverse effects (the “Maximum Number”), and such Maximum Number shall be allocated among Hi Solutions and holders of and any other applicable holders in the following order:

(i)      first, the securities to be issued and sold by Hi Solutions in such registration; and

(ii)     second, among the holders of Hi Common Stock exercising registration fights pro rata based upon the number of applicable shares of Hi Common Stock requested to be included in such registration by each such holder.

2.15          Lockup Period.

(a)               Seller hereby agrees that for 12 month period after the Closing Date (the “Lock-Up Period”), the Seller will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any of the Hi Closing Shares or any options, warrants or other rights to purchase Hi Common Stock (the “Lockup Shares”). Notwithstanding the foregoing restrictions on transfer, the Seller may, at any time and from time to time during the Restricted Period, transfer any Lockup Shares as follows: (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the Seller or the immediate family of the Seller, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership of which the Seller is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the Seller. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin. Notwithstanding the foregoing, (i) 25% of the Lockup Shares shall no longer be subject to the restrictions set forth in this Section 2.15(a) on the seventh month anniversary of the Closing Date, and (ii) the Piggyback Shares shall not be subject to this Section 2.15(a).

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(b)               Seller hereby agrees that for 12 month period after the issuance of the Deferred Shares (the “Deferred Lock-Up Period”), the Seller will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any of the Deferred Shares any options, warrants or other rights to purchase Deferred Shares (the “Lockup Deferred Shares”). Notwithstanding the foregoing restrictions on transfer, the Seller may, at any time and from time to time during the Deferred Lock-Up Period, transfer any Lockup Deferred Shares as follows: (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the Seller or the immediate family of the Seller, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership of which the Seller is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the Seller. Notwithstanding the foregoing, (i) 25% of the Lockup Deferred Shares shall no longer be subject to the restrictions set forth in this Section 2.15(b) on the seventh month anniversary of the issuance of the Deferred Shares, and (ii) the Piggyback Shares shall not be subject to this Section 2.15(b).

2.16          Rescission Option.

(a)               Beginning on the six (6) month anniversary of the Closing and ending on the December 15, 2021 (the “Rescission Period”), Seller shall have the option to rescind the transactions effectuated by this Agreement and regain ownership of the Company if Hi Solutions fails to advance its business in accordance with the expectations of the Parties (the “Rescission Option”). The Rescission Option may be exericsed by Seller in his sole, good faith, reasonable discretion, including, without limitation, if any of the following events shall have occurred during the Rescission Period: (i) the average closing price of the Hi Common Stock in the month prior to the exercise of the Rescission Option is less than $0.21 per share; (ii) Hi Solutions has failed to raise an aggregate minimum of $2.0 million in new total equity capital by August 15, 2021; (iii) Hi Solutions has failed to raise an aggregate minimum of $10.0 million in new total equity capital by December 15, 2021; (iv) the annualized monthly revenues generated by Hi Solutions on a consolidated basis is less than $15 million for the month ending November 30, 2021; (v) Seller’s employment with Hi Solutions has been terminated without Cause or with Good Reason (as such terms are defined in the Employment Agreement); or (vi) Hi Solutions has made a material reduction in the Company’s work force or a material negative change in overall compensation to the employees of the Company.

(b)               The Rescission Option shall be exercised by Seller providing written notice to Hi Solutions of his decision to rescind the transactions effectuated by this Agreement and to regain ownership of the Company (the “Rescission Notice”). Within ten (10) days following delivery of the Rescission Notice, (i) Seller shall transfer, assign and convey the Hi Closing Shares to Hi Solutions, in each case free and clear of all Liens other than those arising under general securities laws; (ii) Hi Solutions shall transfer, assign and convey the Interests to Seller, free and clear of all Liens other than those arising under general securities laws; (iii) the Employment Agreement shall be terminated without further obligation on the part of Seller or Hi Solutions other than with rescpect to amounts earned but unpaid as of the date on which the Rescission Notice is delivered to Hi Solutions; (iv) the Promissory Note shall be amended such that (a) if the amount paid to Seller pursuant to the Employment Agreement (on an annualized basis) during the calendar year in which the termination of the Employment Agreement occurs is greater than or equal to $262,500 (the “Make-Whole Target”), then the Promissory Note shall be retired and Hi Solutions shall not owe Seller any amounts thereunder and (b) if the amount paid to Seller pursuant to the Employment Agreement (on an annualized basis) in the calendar year during which the termination of the Employment Agreement occurs is less than the Make-Whole Target, then the Promissory Note shall be shall be reduced to the amount that the amount paid to Seller pursuant to the Employment Agreement (on an annualized basis) is less than the Make-Whole Target; (v) Seller and the Company, on one hand, and Hi Solutions, on the other hand, shall enter into a general release pursuant to which Hi Solutions, on shall release Seller and the Company from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, whether known or unknown, matured or contingent, which Hi Solutions have had, then have or may in the future have, directly or indirectly arising out of, relating to or in connection with (a) the transactions contemplated by this Agreement (b) the ownership and operation of the Company from the Closing through the exercise of the Rescission Option, and (c) Seller’s position as a director, officer and/or employee of Hi Solutions; (vi) Seller, the Company and Hi Solutions, as applicable, shall execute and deliver all such documents that may be reasonably necessary or advisable to effectuate the transfer of the Interests to Seller and the transfer of the Hi Closing Shares to Hi Solutions; and (vii) the terms and conditions of this Agreement shall automatically terminate and neither Seller nor the Company shall have any continuing obligations hereunder.

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(c)               At all times during the Rescission Period, Hi Solutions shall ensure compliance with each of the following: (i) the Company shall be maintained as a standalone legal entity and shall not form any subsidiaries; (ii) the Company shall not incur any indebtedness for borrowed money; (iii) the assets of the Company shall not be subject to any Liens other than those occuring in the ordinary course of business, consistent with past practices; (iv) the business and operations of the Company shall be conducted in the ordinary course of business, consistent with past practices, including with respect to payroll, insurance coverage, billing and collections of accounts receivable, payment of accounts payable and banking and deposits, all of which shall be conducted solely by the Company and shall not be combined with the operations of Hi Solutions or any subsidiary of Hi Solutions, provided that the Company shall provide Hi Solutions with monthly statements and reports relating to the foregoing upon request from Hi Solutions; (v) the Company shall not undertake any material capital expenditures without the prior written consent of Seller; and (vi) Hi Solutions shall not take, or permit to be taken, any action or inaction which could reasonably be expected to result in a Material Adverse Change with respect to the Company.

(d)              To enable the Seller to make a determination as to whether to exercise the Rescission Option, Hi Solutions shall provide a written statement to Seller upon written request specifying in detail (i) the average closing price of the Hi Common Stock during any calendar month during the Rescission Period, (ii) the dates and amounts of equity capital raised by Hi Solutions during the Rescission Period, and (iii) the annualized monthly revenues generated by the Company any month during the Rescission Period.

(e)               If Seller properly exercises the Rescission Option prior to the issuance of any Deferred Shares, the Seller shall not be entitled to receive any Deferred Shares.

(f)                If Seller properly exercises the Rescission Option, then, notwithstanding anything to the contrary set forth herein, Hi Solutions shall have the option to retain ownership of the Interests and the Company by paying Seller the Retention Amount. The Retention Amount shall be by wire transfer of immediately available funds within 30 calendar days of the proper exercise of the Rescission Option.

(g)               Notwithstanding anything to the contrary set forth herein, including, without limitation, the provisions of Section 2.15, Seller hereby covenants and agrees that prior to any exercise of the Rescission Option during the Rescission Period, Seller shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any of the Hi Closing Shares or any options, warrants or other rights to purchase the Hi Closing Shares.

(h)               If the Rescission Option is exercised in accordance with the terms of this Section 2.16, the Parties hereto, and their respective Affiliates, intend that the Merger be treated as having been rescinded, or never having occurred, for all federal income tax purposes (and applicable state and local Tax purposes) and shall prepare all Tax books, records, and filings in a manner consistent with such intent.

Article III
seller REPRESENTATIONS AND WARRANTIES

Except as disclosed in a document of even date herewith and delivered by the Company to Hi Solutions concurrently with the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) to the representations and warranties in this Article III and in Article IV, as applicable (the “Seller Disclosure Schedule”), the Seller hereby represents and warrants to Hi Solutions as of the Closing Date as follows:

3.1              Organization and Authority. The Seller has the requisite legal capacity to execute and deliver this Agreement and each other Transaction Document to which Seller is a party, to perform Seller’s obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Seller is a party has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

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3.2              No Conflicts. None of the execution, delivery and performance by Seller of this Agreement or any of the other Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or cause the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under, any provision of any Contract to which Seller is a party or by which any of the properties or assets of Seller are bound, or any Law or Order applicable to Seller or any of the properties or assets of Seller. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or other Person is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Seller, the compliance by Seller with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

3.3              Interests. The Seller has good and marketable title to the Interests, free and clear of all Liens other than those arising under applicable securities Laws. The Seller owns all of the Interests and no other Person is the record or beneficial owner of (or has any rights in or to acquire) any other equity interests in the Company or any other securities convertible into, or exercisable or exchangeable for, equity or voting interests in the Company. No Person is party to any option, warrant, right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any equity interest in the Company (other than this Agreement) and is not a party to any voting trust, proxy, or other Contract with respect to the voting of any equity interest in the Company. No Interests were issued in violation of (a) any Contract to which the Seller or the Company is or was a party or by which the Seller or the Company or its properties or assets is or was subject or (b) of any preemptive or similar rights of any Person. This Agreement, together with the other Transaction Documents to which the Seller is a party, will be effective to transfer valid title to the Interests to Hi Solutions, free and clear of all Liens, subscriptions, warrants, calls, proxies, commitments and Contracts of any kind other than those arising under applicable securities Laws.

3.4              Proceedings. There is no Proceeding pending, or to Seller’s Knowledge, threatened against or involving the Seller which would prohibit, enjoin or otherwise adversely affect Seller’s performance under this Agreement or any other Transaction Document to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.5              Brokers and Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

3.6              Certain Matters. The Seller represents that he has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his participation in the Merger or has been able to consult with professionals who are able to enable him to appreciate those merits and risks.

3.7              Investment Representations.

(a)               The Equity Consideration is being issued to the Seller in reliance upon Seller’s representations to Hi Solutions, that the securities described hereunder to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of this Safe and the securities issuable pursuant to the terms and conditions herein.

(b)               Seller has had an opportunity to discuss Hi Solutions’ business, management, financial affairs and the terms and conditions of the offering of the Equity Consideration with Hi Solutions’ management and has had an opportunity to review Hi Solutions’ facilities.

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(c)               Seller understands that the Hi Common Stock has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. Seller understands that the Hi Common Stock issuable pursuant to the terms and conditions herein are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold such securities issuable pursuant to the terms and conditions herein indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the securities issuable pursuant to the terms and conditions herein, and on requirements relating to Hi Solutions which are outside of Seller’s control, and which Hi Solutions is under no obligation and may not be able to satisfy.

(d)               Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as disclosed in the Seller Disclosure Schedule, the Company and the Seller hereby jointly and severally represent and warrant to Hi Solutions as of the Closing Date as set forth in this Article IV.

4.1              Organization and Good Standing. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing (or similar designation) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2              Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Seller as the sole shareholder of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

4.3              No Conflicts; Company Consents.

(a)               None of the execution, delivery and performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the Organizational Documents of the Company, (ii) any Contract or any material Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, or (iii) in any material respect any Law or Order applicable to the Company or any of the properties or assets of the Company (other than Liens arising under applicable securities Laws), except, in the case of clauses (ii) through (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

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(b)               Except for the Company Consents listed on Section 4.3(b) of the Seller Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or other Person is required in connection with (i) the execution, delivery and performance of this Agreement or any other Transaction Document by the Company, the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, except where the failure to obtain such consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or other Person would not result in a Material Adverse Effect.

4.4              Capitalization. The only outstanding capital stock of the Company are the Interests, which constitute 100% of the issued and outstanding capital stock in the Company and were held of record and beneficially, free and clear of any Liens, as of immediately prior to Closing, by the Seller. All Interests have been duly authorized and are validly issued. There are no existing options, restricted share units, share appreciation rights, performance shares, “phantom” shares, warrants, calls, rights or Contracts to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of the Company or other securities convertible into, exchangeable or evidencing the right to subscribe for or purchase capital stock of the Company. Neither the Company nor the Seller is a party to any voting trust, proxy, stockholder agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of any securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock of the Company. There are no outstanding (a) shares of capital stock or other equity interests of the Company subject to any vesting, transfer or other restrictions or (b) rights or obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or equity interests of the Company.

4.5              Subsidiaries. The Company has no Subsidiaries and does not own and has never owned, directly or indirectly, any shares or other equity interest in any corporation, association, partnership, joint venture, trust, limited liability company or any other Person. The Company has not agreed to, and is not obligated to, directly or indirectly, make any investment in or capital contribution or advance to any Person.

4.6              Corporate Records. The Seller has made available to Hi Solutions true, correct and complete in all material respects copies of the Organizational Documents of the Company as of the date hereof, including in each case all amendments thereto through the date hereof. Each of the Company’s Organizational Documents is in full force and effect and no stockholder of the Company is in violation of any provisions therein.

4.7              Financial Statements.

(a)               The Seller has made available to Hi Solutions the unaudited balance sheet of the Company and related statements of income and cash flows for the years ended December 31, 2019 and 2020 (collectively, the “Financial Statements”). Each of the Financial Statements (including, in each case, the notes thereto) was prepared from the Books and Records (which Books and Records are true, correct and complete in all material respects) and presents fairly the financial position of the Company as of the date thereof and the results of operations and cash flow of the Company for the period covered thereby. Except as set forth on Section 4.7(a) of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP throughout the periods covered.

(b)               The Company has no Liabilities of any kind other than (i) those specifically and adequately reflected in or reserved against in the Financial Statements, (ii) those incurred in the Ordinary Course of Business since the Measurement Date, (iii) Seller Expenses and obligations incurred in connection with this Agreement or (iv) executory obligations pursuant to any Contract which are existing on the date hereof and not related to any breach or default by the Company.

(c)               All accounts receivable reflected on the Financial Statements arising subsequent to the Measurement Date or due to the Company as of the Closing Date are valid and genuine and have arisen in the Ordinary Course of Business and are, to Seller’s Knowledge, not subject to defenses, set-offs or counterclaims other than returns or refunds in the Ordinary Course of Business.

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(d)               All accounts payable and accrued expenses reflected on the Financial Statements and all accounts payable and accrued expenses incurred by the Company subsequent to the Measurement Date were incurred in the Ordinary Course of Business.

4.8              Absence of Certain Changes. Since the Measurement Date, the Company has not suffered any material damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except for ordinary wear and tear in the Ordinary Course of Business which would reasonably be expected to result in a Material Adverse Change. Since the Measurement Date, (x) the Company has conducted its business only in the Ordinary Course of Business and a Material Adverse Effect has not occurred, and (y) no stockholder of the Company has taken any action set forth below:

(a)               declared any dividend in respect of any class or series of equity securities of the Company to be paid after the Closing;

(b)               made any change in its financial or tax accounting principles, methods, policies or practices;

(c)               (i) made, revoked or changed any election with respect to Taxes, (ii) settled or compromised any Tax audit, claim, or assessment or any Liability for Taxes, (iii) filed any amendment to a Tax Return, (iv) entered into any closing agreement or obtained any Tax ruling or sought to change any Tax accounting period, (v) surrendered any right to claim a refund of Taxes, (vi) consented to any extension or waiver with respect to any Tax claim, assessment, or Liability, or (vii) prepared or filed any Tax Return in a manner inconsistent with past practice (for the avoidance of doubt, this Section 4.9(h) shall apply to Taxes reportable on Tax Returns required to be filed by, on behalf of or with respect to operations or assets of the Company); or

(d)               collected, compiled, used, stored, processed, shared, safeguarded, secured, disposed of, destroyed, disclosed, or transferred Personal Information (or failed to do any of the foregoing, as applicable) in violation of any (i) applicable Laws, (ii) publicly available privacy policies and notices of the Company (whether posted to an external-facing website or otherwise made available or communicated to third parties by the Company), or (iii) contractual obligations that the Company has entered into with respect to Personal Information.

4.9              Taxes.

(a)               All Tax Returns required to be filed by, on behalf of or with respect to the Company have been duly and timely filed with the appropriate Taxing Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects, and all Taxes due and payable by, on behalf of or with respect to the Company (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. The Company has adequately provided for, in the Books and Records, Liability for all unpaid Taxes, not yet due and payable. All required estimated Tax payments sufficient to avoid any underpayment penalties (calculated without regard to the transactions contemplated by this Agreement) have been made by or on behalf of the Company.

(b)               At all times since its formation, the Company has been classified as an S-corporation pursuant to Section 1361 of the Code for all U.S. federal income tax purposes (and any corresponding or similar provision of state, local or foreign income Tax Law applicable to the Company).

(c)               The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws and has filed Tax Returns and paid over any such withheld or deducted amounts to the relevant Taxing Authority as required by Law.

(d)               Section 4.9(e) of the Seller Disclosure Schedule sets forth a list of all income, franchise and all other material Tax Returns of the Company since December 31, 2018, copies of each of which have been made available to Hi Solutions. Section 4.9(e) of the Seller Disclosure Schedule also contains a complete and accurate list of all such Tax Returns of or with respect to the Company that have been audited in the past three years or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. The Seller or the Company has made available to Hi Solutions any audit report issued relating to any such audits.

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(e)               In the past three years, no claim has been made in writing by a Taxing Authority in a jurisdiction where Tax Returns of or with respect to the Company are not filed that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Liens exist with respect to Taxes on any assets or properties of the Company, other than Permitted Liens.

(f)                All deficiencies asserted or assessments made as a result of any examination by a Taxing Authority of any Tax Returns of or with respect to the Company have been fully and timely paid. There is no dispute with or ruling or claim by any Taxing Authority concerning any Liability for Taxes with respect to the Company for which written notice has been provided in the past three years, or which is asserted or threatened in writing (or otherwise, to Seller’s Knowledge).

(g)               The Company (i) has never been a member of an affiliated group of corporations (as that term is used by Section 1504 of the Code) or any comparable provision of state or local law and (ii) has no Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(h)               The Company has (i) not agreed to or is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law nor has knowledge that any Taxing Authority has proposed any such adjustment, nor has any application pending with any Taxing Authority requesting permission for any changes in accounting methods of the Company stockholders, (ii) not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) not been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or which extension has not yet expired, and (iv) not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of the state, local or foreign Tax Law), or (vii) application of Section 965 of the Code, or (viii) deferral of a payment obligation or advance of a credit with respect to Taxes, including, but not limited to, the delay of payment of employment taxes under Section 2302 of the CARES Act, the advance refunding of credits under Section 3606 of the CARES Act and any delay in the payment of estimated Taxes.

(j)                 The Company is not a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(k)               The Company (i) has not conducted a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the United States, and (ii) does not have a taxable presence or is required to file any Tax Returns in any jurisdiction other than the United States.

(l)                 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(m)             The Company has collected all material sales and use and goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

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(n)               The Company has not entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treasury Regulation Section 1.6011-4, as modified by published IRS guidance).

(o)               The Company has (i) to the extent deferred, properly complied in all material respects with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent claimed, properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, (iv) not deferred the payment of any Taxes under any state or local Law enacted in response to the COVID-19 pandemic, and (v) not sought and do not intend to seek (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(p)               The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-deferred treatment under Code Section 355 within the past two years.

4.10          Real Property. Section 4.10 of the Seller Disclosure Schedule sets forth a list of the real property or interests in real property leased or occupied by the Company (each, a “Company Property”) and, in the case of leased real property, the name and address of the landlord. Except as set forth on Section 4.10 of the Seller Disclosure Schedule, the Company does not currently own, and has never in the past owned, any real property.

4.11          Tangible Personal Property. The Company has good and marketable title to all of the tangible personal property that it owns and is used in its business (“Tangible Property”), free and clear of all Liens, other than Permitted Liens. With respect to Tangible Property that is leased by the Company, (a)  the Company has a valid or subsisting leasehold interest or other comparable contract right in such Tangible Property free and clear of all Liens, other than Permitted Liens, and (b) the Company is in material compliance with each such lease and is the sole holder of actual and exclusive possession of all leasehold interests, free and clear of any Liens, other than Permitted Liens. None of the assets of the Company are subject to any capital lease obligations or similar arrangements.

4.12          Intellectual Property.

(a)               Company Owned IP. Section 4.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all Company Registered IP (including the application and/or registration number and the applicable jurisdiction for each item of Company Registered IP) and (ii) any material unregistered Company Owned IP. All Company Owned IP is valid, subsisting and, to Seller’s Knowledge, enforceable.

(b)               Company IP Contracts. Section 4.12(b) of the Seller Disclosure Schedule accurately identifies all Contracts pursuant to which (i) any Person has licensed any Intellectual Property to the Company (other than Off-the-Shelf Licenses) for use, or to be held for use, in connection with the business of the Company (each, a “Company IP License”); (ii) any Person has sold, conveyed, transferred, assigned or delivered any Intellectual Property to the Company for use, or to be held for use, in connection with the business of the Company (each, a “Company IP Assignment”) and (iii) any third Person has developed or contributed to the creation or development of any Company Software or other Company Owned IP (other than pursuant to an employment agreement with the Company) and includes the date thereof and identity of all parties thereto.

(c)               Ownership. The Company solely and exclusively owns all right, title and interest in and to the Company Owned IP. All necessary documents, certificates and fees have been filed and paid with the relevant Governmental Authorities in connection with the Company Owned IP, and to Seller’s Knowledge, all other Company IP, as the case may be, for the purposes of maintaining such Company IP.

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(d)               Privacy. The Company has not received written notice of any claims or complaints or been charged with the violation of any Laws concerning data privacy or security nor, to Seller’s Knowledge, has been or is currently under investigation with respect to any violation of any Laws concerning data privacy or security or its privacy policies or contractual obligations concerning data privacy or security, and there are no facts or circumstances which could form a reasonable basis for any such claim, complaint, charge or investigation. The Company has had at all times in the past three years, and currently has, reasonable safeguards in place to protect Personal Information in its possession or control from loss or theft, or unauthorized access, use or disclosure, including appropriate contractual terms with service providers who process or store such Personal Information on the Company’s behalf.

4.13          Contracts.

(a)               Section 4.13(a) of the Seller Disclosure Schedule sets forth all of the material Contracts to which the Company is a party or a beneficiary or by which the Company or the properties or assets of the Company are subject, including:

(i)               Contracts with any employee that include change of control, retention or termination payments;

(ii)             loan or credit agreements, indentures, notes or other Contracts or instruments evidencing Indebtedness of the Company or Seller Expenses;

(iii)             distributor, reseller, sales representative, sales agent, marketing or advertising Contracts;

(iv)             Contracts for joint ventures, strategic alliances, partnerships or similar arrangements; and

(v)               Related Party Arrangements.

(b)               Each Contract to which the Company is a party is in full force and effect and, to Seller’s Knowledge, each other party thereto, and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general defenses and principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Company is not in material default or material breach under the terms of any Contract, nor, to Seller’s Knowledge, does any condition exist that, with notice or lapse of time or both, would constitute a default or material breach thereunder by the Company. To Seller’s Knowledge, no other party to any Contract is in default or material breach thereunder, nor, to Seller’s Knowledge, does any condition exist that with notice or lapse of time or both would constitute a material default or breach by any such other party thereunder.

4.14          Employee Benefit Plans.

(a)               Section 4.14(a) of the Seller Disclosure Schedule sets forth a correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA) and (ii) all other employee benefit plans, policies, agreements or arrangements, including all employment, individual consulting, bonus, incentive compensation, share purchase, equity or equity-based compensation, deferred compensation, change in control, severance, retirement, savings, profit sharing, health, welfare, medical, dental, disability, employee loan, and retiree medical or life insurance plans, policies, agreements, arrangements or understandings, in each case, whether written or unwritten and whether or not subject to ERISA, and any trust escrow or other agreement related thereto, which (A) is or has been established, maintained or contributed to by the Company or any ERISA Affiliate, or with respect to which the Company has any direct or indirect present or future Liability, or (B) provides benefits, or describes policies or procedures, applicable to current or former employees or current or former independent contractors of the Company (collectively, the “Company Plans”).

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(b)               The Company Plans have been established, administered, invested and maintained in all material respects in accordance with their terms and with all applicable Laws, and all compensation and benefits have been provided to all employees of the Company in accordance with applicable Laws.

(c)               Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in any payment becoming due, payable, accelerated, vested or funded to or for any current or former employee or independent contractor of the Company.

(d)               All contributions or premiums required to be made by the Company under each Company Plan have been made in a timely fashion and in accordance with all applicable Laws and the terms of the applicable Company Plan.

4.15          Labor.

(a)               Section 4.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all employees and independent contractors currently performing services for the Company, and information indicating whether the person is an employee or independent contractor and, as applicable, each person’s title, location, date of hire or engagement, compensation (including base salary, bonus or incentive compensation arrangements and last bonus paid), benefits, perquisites, vacation entitlements and accruals and exempt or non-exempt classification. No employee of the Company is on a leave of absence or performing services under a work permit or visa. The Company has filed all required informational Tax Returns with respect to employees and independent contractors currently performing services for the Company, and such Tax Returns are true, correct and complete.

(b)               The Company is in material compliance with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, and is not engaged in any unfair labor practice, including compliance with all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, “whistleblower” rights, leaves of absence and unemployment insurance.

(c)               The Company is not delinquent in any material respect in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, profit sharing, benefits, vacation pay or other compensation for any services performed for the Company or amounts required to be reimbursed to such employees. The Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any Liability.

(d)               No employees of the Company are represented by any labor organization or employee association with respect to their employment with the Company. The Company is not a party to or bound by any labor or collective bargaining agreement or similar commitments or represented by any labor organization or employee association and there are no labor or collective bargaining agreements or similar commitments which pertain to employees of the Company. There is no organizing activity involving the Company pending or, to Seller’s Knowledge, threatened by any labor organization or group of employees of the Company.

(e)               Within the three years prior to the date hereof, there has not been, or threatened, any allegation of sexual harassment or sexual misconduct against any current or former employee or independent contractor of the Company and no event has occurred or circumstance exists that would serve as a reasonable basis for any such allegation of sexual harassment or sexual misconduct. The Company has not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former employee or independent contractor.

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4.16          Proceedings. There is (a) no pending or, to Seller’s Knowledge, threatened, Proceeding against the Company or any of its properties or assets, or any of the stockholders, directors, officers or employees of the Company with regard to their actions as such, (b) no pending or threatened Proceeding by the Company against any third party, (c) no settlement or similar agreement that imposes any ongoing obligation or restriction on the Company, and (d) no Order imposed or, to Seller’s Knowledge, threatened to be imposed upon the Company or any of its properties or assets, or any of the stockholders, officers, directors or employees of the Company with regard to their actions as such. The Company has not received any written notice of any audit, examination or investigation by any Governmental Authority against the Company or any of its employees, properties or assets. The Company has not settled or compromised any Proceeding or claim, whether filed or threatened (other than a separation and release agreement entered into with a departing employee or independent contractor in the Ordinary Course of Business).

4.17          Compliance with Laws; Permits.

(a)               The Company is, and has been at all times in the past three years, in compliance in all material respects with all Laws and Orders applicable to the Company or any of its employees, independent contractors, businesses, properties or assets. To Seller’s Knowledge, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material Liability or default under, any applicable Law or Order. The Company has not received any written notice to the effect that a Governmental Authority claims, alleges or claimed or alleged that the Company was not in compliance in all material respects with all Laws or Orders applicable to the Company or any of its employees, independent contractors, businesses, properties or assets.

(b)               Neither the Company, nor to the Seller’s Knowledge any of its current or former stockholders, managers, stockholders, officers, directors, employees, agents, Affiliates or other Persons acting on behalf of any of them has, on behalf of any of them, (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of Company monies or other assets, (iv) made any false or fictitious entries on the Books and Records, (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payments of any nature or (vi) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(c)               Section 4.17(c) of the Seller Disclosure Schedule contains a list of all material Permits which are required for the operation of the business of the Company as presently conducted.

4.18          Suppliers. Section 4.18 of the Seller Disclosure Schedule lists the name of the 10 largest suppliers (by dollar volume) of the Company (the “Top Suppliers”) during the fiscal years ended December 31, 2019 and 2020. The Company has not received written notice that any Top Supplier intends to cease doing business with the Company.

4.19          Insurance. Set forth on Section 4.19 of the Seller Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Policies”) setting forth, in respect of each such policy, the policy name, carrier, term, type and amount of coverage. Such Policies are in full force and effect and are for such amounts as are sufficient for all material requirements of Law and all Contracts. No written notice of cancellation or termination has been received by the Company in the past three years with respect to any of such Policies or any retroactive material upward adjustment in premiums under any such Policies.

4.20          Related Party Transactions.

(a)               None of the Seller nor any officers, managers, employees, stockholders, directors or other Affiliates of the Company owns any direct or indirect interest of any kind in (other than equity positions held in companies whose equity is publicly traded), controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is (i) a competitor, supplier, customer, licensor, distributor, landlord, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the business of the Company, or (iii) a participant in any transaction to which the Company is a party.

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(b)               Except as set forth on Section 4.20(b) of the Seller Disclosure Schedule, there are no Contracts or service arrangements (other than ordinary incidents or employment not governed by a written Contract) between the Company, on the one hand, and Seller or any director, officer, manager, employee, stockholder or Affiliate thereof (or a family member or Affiliate of any such Person), on the other hand (each such Contract or service arrangement, a “Related Party Arrangement”).  Each Related Party Arrangement is on commercially reasonable terms no more favorable to the non-Company party to such Related Party Arrangement than what any third party negotiating on an arms-length basis would expect.

4.21          Bank Accounts. Set forth on Section 4.21 of the Seller Disclosure Schedule is a complete and correct list of each bank account or safe deposit box of the Company, the names and locations of all banks in which the Company has accounts or safe deposit boxes, the names of all persons authorized to draw thereon or to have access thereto and, in each case, the names and addresses of the primary contact or representative at the bank providing such bank account or safe deposit boxes.

4.22          Brokers and Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

4.23          Non-Reliance. Hi Solutions acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, other than those set forth in Articles III and IV and Hi Solutions is not relying on and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, other than those set forth in Articles III and IV.

Article V
REPRESENTATIONS AND WARRANTIES OF Hi Solutions

Hi Solutions hereby represents and warrants to the Seller as of the Closing Date as follows:

5.1              Organization.

(a)               Hi Solutions is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Hi Solutions is duly qualified or authorized to do business as a foreign corporation and is in good standing (or similar designation) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a material adverse effect.

(b)               The Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Merger Sub is duly qualified or authorized to do business as a foreign corporation and is in good standing (or similar designation) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2              Authority.

(a)               Hi Solutions has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Hi Solutions, and no other corporate proceedings on the part of Hi Solutions are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed at the Closing, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by Hi Solutions and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Hi Solutions, enforceable against Hi Solutions in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

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(b)               The Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Hi Solutions as the sole stockholder of the Company, and no other proceedings on the part of the Merger Sub are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by the Merger Sub and, assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Merger Sub, enforceable against the Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

5.3              No Conflicts; Consents.

(a)               None of the execution, delivery and performance by either Purchaser Party of this Agreement and of the other Transaction Documents to which a Purchaser Party is a party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by each Purchaser Party with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Organizational Documents of either Purchaser Party, (ii) conflict with, violate, result in the breach of, or constitute a default under any material Contract to which either Purchaser Party is a party or by which a Purchaser Party or its respective properties or assets are bound, (iii) violate any Order by which a Purchaser Party is bound or (iv) conflict with or result in the violation of any applicable Law, except, in the case of clauses (ii) through (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, affect the ability of either Purchaser Party to consummate the transactions contemplated by this Agreement or any other Transaction Document in any material respect.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of either Purchaser Party in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, the compliance by a Purchaser Party with any of the provisions hereof or thereof, or the consummation by a Purchaser Party of the transactions contemplated hereby, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, affect the ability of Purchaser Party to consummate the transactions contemplated by this Agreement or any other Transaction Document in any material respect.

5.4              Capitalization; Valid Issuance.

(a)               The Hi Closing Shares delivered to the Seller at the Closing are, and the Deferred Shares, when and if issued, shall be, duly authorized, validly issued, fully paid and non-assessable. All action required to be taken by the Company and its stockholders in order to authorize the Company to issue the Hi Closing Shares and the Deferred Shares has been taken. Except as set forth in Schedule 5.4 and other than with respect to any registered shares of Hi Common Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Hi Solutions shares of Hi Common Stock or any securities convertible into or exercisable for shares of Hi Common Stock. The rights, privileges and preferences of the shares of Hi Common Stock are as stated in the Organizational Documents of Hi Solutions and as provided by the laws of the State of Nevada.

(b)               The only outstanding shares of capital stock of the Merger Sub (the “Merger Sub Interests”) are owned of record and beneficially, free and clear of any Liens, as of immediately prior to Closing, by Hi Solutions. All Merger Sub Interests have been duly authorized and are validly issued. There are no existing options, restricted share units, share appreciation rights, performance shares, “phantom” shares, warrants, calls, rights or Contracts to which the Merger Sub is a party requiring, and there are no securities of the Merger Sub outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of the Merger Sub or other securities convertible into, exchangeable or evidencing the right to subscribe for or purchase equity interests of the Merger Sub. Neither the Merger Sub nor Hi Solutions is a party to any voting trust, proxy, stockholders agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of any securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of the Merger Sub. There are no outstanding (a) shares of capital stock or other equity interests of the Merger Sub subject to any vesting, transfer or other restrictions or (b) rights or obligations of the Merger Sub to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Merger Sub or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or equity interests of the Merger Sub.

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5.5              Proceedings. There is no Proceeding pending, or to the knowledge of Hi Solutions, threatened against or involving either Purchaser Party which would prohibit, enjoin or otherwise adversely affect either Purchaser Party’s performance under this Agreement or any other Transaction Document to which a Purchaser Party is a party or the consummation of the transactions contemplated hereby or thereby.

5.6              No Material Operations or Liabilities. The Merger Sub was formed solely for the purposes of consummating the Transactions contemplated by this Agreement and the Transaction Documents and has not engaged in any material business operations of any sort. The Merger Sub does not have any Liabilities (and there is no basis for any present or future proceeding against the Merger Sub giving rise to any Liability) or any material assets.

5.7              Brokers and Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser Parties in connection with the transactions contemplated by this Agreement or any other Transaction Document other than as set forth on the Schedule 5.6 hereto, and no Person is entitled to any fee or commission or like payment in respect thereof, in each case for which Seller or the Company may be responsible.

Article VI
COVENANTS AND AGREEMENTS

6.1              Fees and Expenses. Each Party shall pay its own expenses incidental to the preparation of this Agreement and the other Transaction Documents, the carrying out of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby, including fees and disbursements of their respective attorneys, accountants, brokers, finders and investment bankers; provided, however, that notwithstanding anything herein to the contrary, to the extent Seller Expenses are paid by Hi Solutions on behalf of the Company or Seller, as applicable, on the Closing Date, such Seller Expenses shall be deducted from the consideration payable by Hi Solutions to Seller hereunder for the Interests in accordance with Article II.

6.2              Necessary Filings. Each Party shall promptly make all filings and submissions and shall take all actions necessary, proper or advisable under applicable Law to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated hereby (except that Hi Solutions shall have no obligation to take or consent to the taking of any action required by any such Governmental Authority that could materially and adversely affect the Company or its businesses, properties or assets or the transactions contemplated by this Agreement and the other Transaction Documents).

6.3              Tax Matters.

(a)               Hi Solutions shall cause the Company to prepare and file on a timely basis all Tax Returns of the Company required to be filed after the Closing Date; provided, however, that to the extent that any Tax Returns of the Company filed after the Closing Date relate to any Pre-Closing Tax Period, such Tax Returns shall be prepared and filed by Seller in a manner consistent with practices of the Company as in existence as of the date hereof except to the extent otherwise required by applicable Law or otherwise to reflect the transactions contemplated by this Agreement. Seller shall reimburse Hi Solutions for any Taxes of the Company attributable to a Pre-Closing Tax Period (with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 6.3(f)) shown as due on any Tax Return filed pursuant to this Section 6.3(a) within five days after written request by Hi Solutions to the Seller.

(b)               Hi Solutions, on the one hand, and the Seller, on the other hand, shall provide, and shall cause the Company to provide, each other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return or any audit or other administrative or judicial Proceeding relating to Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. The Company, the Seller and Hi Solutions agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until expiration of the statute of limitations (and, to the extent notified by Hi Solutions or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records. The Company and the Seller further agree, upon request, to use their respective best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

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(c)              Any and all tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(d)               If, in connection with any audit, examination, investigation or other administrative or judicial Proceeding in respect of any Taxes or Tax Return of the Company with respect to which any Hi Solutions Indemnitees are entitled to be indemnified (in whole or in part) pursuant to Section 7.2(a)(iii), any Taxing Authority issues to the Company a notice of an audit, examination, investigation or other administrative or judicial Proceeding concerning the Tax period covered by such Tax Return (collectively, a “Tax Contest”), Hi Solutions shall notify the Seller of its receipt of such notice; provided, however, that the failure by Hi Solutions to provide such notice shall not relieve Seller of its obligations under this Agreement unless and to the extent that the Seller is materially prejudiced by the failure of Hi Solutions to so notify it of such Tax Contest. The Company shall have the right to control any such Tax Contest; provided, that (i) the Company shall keep the Seller reasonably informed with respect to such Tax Contest, (ii) the Seller shall have the right to participate in such Tax Contest (and its own cost and expense) and (iii) the Company shall not settle or otherwise resolve such Tax Contest without the Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)               All Transfer Taxes applicable to, imposed upon or arising out of the transactions contemplated by this Agreement shall be borne 50% by the Seller and 50% by Hi Solutions. The Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other related documentation.

(f)                For all purposes of this Agreement, in the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the day prior to the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the day prior to the Closing Date.

(g)               Provided the Rescission Option is not exercised pursuant to Section 2.16, the Parties hereto (and their respective Affiliates) shall prepare all Tax Returns, books, records, and filings in a manner consistent with the Intended Tax Treatment. The Seller shall not, and shall not allow the Company to, engage in any transaction before the Closing that is outside of the ordinary course of business and is not contemplated by this Agreement and that will increase the amount of Taxes of any of the Companies for a taxable period (or portion thereof for any Straddle Period) that is not a Pre-Closing Tax Period.

6.4              Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In furtherance of and without limiting the foregoing, the Seller shall perform all actions and sign all documents reasonably requested by Hi Solutions to authorize the applicable domain name registrar to transfer the Domain Names set forth on Section 4.13(a) of the Seller Disclosure Schedule to Hi Solutions (or a designated Affiliate thereof).

6.5              Access to Books and Records. To the extent in his possession and control, the Seller shall preserve until the seventh anniversary of the Closing Date all books and records relating to the business of the Company prior to the Closing. After the Closing Date, the Seller shall provide Hi Solutions with access, during regular business hours, to such books and records, and Hi Solutions and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party.

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6.6              Confidentiality. From and after the Closing, the Seller shall, and shall cause Seller’s Affiliates to, hold, and shall use their commercially reasonable efforts to cause Seller’s Affiliate’s respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the terms of this Agreement or the transactions contemplated hereby, except to the extent that such Person can show that such information (a) is in the public domain through no fault of Seller or any such Affiliate or representative, (b) is lawfully acquired thereby after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is required to be disclosed by a Governmental Authority, by subpoena, summons or legal process or by Law and the Seller exercise reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment shall be accorded such information; provided, that in the case of any disclosures made pursuant to this Section 6.6, the recipient is informed of the confidential nature of such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the Parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 6.6, and that Hi Solutions shall be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of any provision of this Section 6.6.

6.7              Press Releases. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by either Party without the approval of the other Party, unless required by Law (in the reasonable opinion of counsel) in which case the other Party shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

6.8              Termination of Related Party Arrangements. On or prior to the Closing, the Company shall terminate, or shall cause to be terminated, all Related Party Arrangements without any Liability or obligation on the part of the Company.

6.9              Restrictive Covenants.

(a)               From the Closing Date until the fourth anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, without the prior written consent of Hi Solutions, directly or indirectly, on Seller’s behalf or on the behalf of a third party, be employed by, be engaged in, or otherwise provide services for, including, but not limited to, as a consultant, independent contractor or in any other capacity, purchase, own or invest in (other than ownership for investment purposes of less than one percent of a publicly traded company) any company or other entity or organization that engages in, operates or is involved in (i) any business (whether commercial, not for profit or governmental) competitive with or substantially similar to the business of the Company, or (ii) any other business activity that the Company has engaged in during the 12 months prior to the date hereof, or has plans to engage in as of the date hereof (each, a “Restricted Business”), in the United States or any other jurisdiction in which the Company engages in, or has notified Seller at or prior to the Closing that it intends to engage in, in a Restricted Business. Seller acknowledges and agrees that because this Agreement is entered into for consideration to be received at the Closing, if the Seller violates any of the provisions of this Section 6.9(a), the running of the Restricted Period, as applicable, will be extended by the time during which Seller engages in such violation(s).

(b)               During the Restricted Period, Seller shall not, without the prior written consent of Hi Solutions, directly or indirectly, on Seller’s behalf or on the behalf of a third party, (i) hire, solicit, persuade or induce to leave, or attempt to do any of the foregoing, any person who is employed by, or performing services as an independent contractor for, Hi Solutions or any of its Subsidiaries (including the Company) during the Restricted Period (or who was an employee or independent contractor of Hi Solutions or any of its Subsidiaries including the Company at any time during the nine months preceding the Restricted Period), or (ii) encourage or solicit (or cause to be solicited) any current or prospective client, customer, vendor, business partner, distributor, supplier or other business relationship of Hi Solutions or any of its Subsidiaries including the Company to terminate its relationship with Hi Solutions or any of its Subsidiaries including the Company or otherwise interfere in any way with such relationship; provided, however, that the provisions of this Section 6.9(b) will not be violated (A) by general advertising or solicitation not specifically targeted at any employee or independent contractor, client, customer, vendor, business partner, distributor, supplier or other business relationship of Hi Solutions or any of its Subsidiaries including the Company, (B) by actions taken by any person or entity with which Seller is associated if Seller is not personally involved in such solicitation and has not identified such employee, independent contractor, client, customer, vendor, business partner, distributor, supplier or other business relationship for soliciting, or (C) by Seller’s serving as a reference at any such employee’s request.

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(c)               In the event that the provisions of this Section 6.9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the extent and only to the extent that they are deemed to have the broadest and most comprehensive applicability in all respects permitted by applicable Law. Each covenant in this Section 6.9 and each provision herein are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Seller specifically acknowledges and agrees that Seller has received adequate consideration in exchange for entering into this covenant, the foregoing restrictions are reasonable and necessary to protect Hi Solutions’ legitimate interests and good will of the Company being transferred to Hi Solutions hereunder, that Hi Solutions would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to Hi Solutions, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach of this Section 6.9, Hi Solutions, in addition to any other relief available to it, shall be entitled to seek temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to seek permanent injunctive relief without the necessity of proving actual damages. Without limiting the generality of the foregoing, the Restricted Period shall be extended for an additional period equal to any period during which the Seller is in breach of Seller’s obligations under this Section 6.9.

(d)               Notwithstanding the foregoing, (i) in the event the Rescission Option is exercised, then the provisions of this Section 6.9 shall be null and void ab initio, (ii) in the event that Seller’s employment under the Employment Agreement is terminated (x) by the Hi Solutions or the Company without “Cause” (as such term in defined in the Employment Agreement) or (y) by Seller with “Good Reason” (as such term in defined in the Employment Agreement), then the Restricted Period shall be shortened to expire on the second anniversary of the Closing Date, and (iii) in the event of the dissolution, winding-up, insolvency or bankruptcy of the Company, then the provisions of this Section 6.9 shall immediately terminate.

6.10          Release.

(a)               In consideration of the execution, delivery and performance by Hi Solutions of this Agreement and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, the Seller, on Seller’s own behalf and on behalf of Seller’s respective successors, predecessors and assigns (each, a “Releasor”) hereby releases and forever discharges the Company and each of its parents, Subsidiaries, Affiliates (which for the purposes of this Section 6.10 shall include Hi Solutions), successors, assigns and predecessors (individually, a “Releasee,” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, Losses and Liabilities whatsoever and all consequences thereof (collectively, “Released Claims”), whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing. For the avoidance of doubt, nothing contained herein will operate to release any obligations of Hi Solutions or the Company arising on or after the Closing Date under this Agreement or any other Transaction Document (each, an “Excluded Claim”). Seller, on behalf of Seller and each other Releasor, agrees that this Section 6.10 shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and the Seller, on behalf of himself or herself and each other Releasor, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims. The Releasees are intended third party beneficiaries of this Section 6.10, and this Section 6.10 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. If any provision of this Section 6.10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 6.10 will remain in full force and effect. Any provision of this Section 6.10 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)               Each Releasor irrevocably covenants that it will not, directly or indirectly, sue, commence any Proceeding against, or make any demand upon any Releasee in respect of any of the matters released and discharged pursuant to Section 6.10(a); provided, however, for the avoidance of doubt, this Section 6.10(b) shall not prohibit the right to sue, commence any Proceeding against or make any demand upon a Releasee if such action is based upon an Excluded Claim.

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(c)               Other than with respect to the Excluded Claims, the release provided for in Section 6.10(a) may be pleaded by any of the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation of this Section 6.10. If any Released Claim is brought or maintained by any Releasor against any Releasee in violation of such release, such Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Releasee in defending same.

(d)               Each Releasor hereby warrants, represents and agrees that such Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate or transfer to any Person any Released Claim hereinabove released. Each Releasor hereby agrees to indemnify, defend and hold harmless each Releasee from any such assignment, subrogation or transfer of Released Claims.

(e)               Each Releasor hereby warrants and represents that, in providing the release contemplated in this Section 6.10, such Releasor does so with full knowledge of any and all rights that such Releasor may have with respect to the matters set forth in this Section 6.10 and the Released Claims released hereby, that such Releasor has had the opportunity to seek, and has been advised to seek, independent legal advice with respect to the matters set forth herein and the Released Claims released hereby and with respect to the rights and asserted rights arising out of such matters, and that such Releasor is providing such release of such Releasor’s own free will.

6.11          Release of Security Interests and Guarantees. Promptly after the Effective Date, the Seller and Hi Solutions will contact each third party which has been provided a security interest in any property of the Seller, and each third party for which the Seller has provided a guaranty (each such security interest or guaranty a “Seller Credit Accomodation”). The Seller and Hi Solutions shall attempt to have each such Seller Credit Accomodation removed or released. Any such Seller Credit Accomodation not removed or released shall be assumed by Hi Solutions and replaced with appropriate documentation to relieve the Seller from such Seller Credit Accomodation.

Article VII
SURVIVAL; INDEMNIFICATION

7.1              Survival. The representations and warranties of the Seller and/or the Company (other than the Fundamental Representations) or of Hi Solutions contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing and continue until 11:59 p.m., Eastern time, on the date that is 12 months from the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing and continue until 11:59 p.m., Eastern time, on the third anniversary of the Closing Date (each of the foregoing time periods, a “Survival Period”); provided, further that (a) any claim or written notice given under this Article VII with respect to any representation or warranty prior to the end of the applicable Survival Period shall be preserved until such claim is finally resolved and (b) any claim for a willful breach of any such representation or warranty by the Seller or the Company or for any matters related to fraud or intentional misrepresentation (whether in the operation of the Company’s business prior to the Closing or in connection with the negotiation or execution of this Agreement, the other Transaction Documents or otherwise) shall survive indefinitely. All covenants of the Parties in this Agreement and in any other Transaction Documents shall survive the Closing indefinitely until the full performance thereof, in accordance with their terms.

7.2              Indemnification.

(a)               Seller Indemnity. Subject to Section 7.3 and without duplication of any right to recovery herein, from and after the Closing, the Seller shall indemnify and hold harmless Hi Solutions and its Affiliates, officers, directors, shareholders, agents and other representatives (collectively, the “Hi Solutions Indemnitees”) against and in respect of any and all Losses arising out of, resulting from or incurred by any Hi Solutions Indemnitee in connection with:

(i)                 the inaccuracy or breach of any representation or warranty by Seller or the Company contained in this Agreement or in any certificate delivered by or on behalf of Seller or the Company with respect thereto pursuant to this Agreement;

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(ii)             the breach or non-fulfillment of any covenant or other agreement made by Seller contained in this Agreement;

(iii)            any and all (A) Taxes of Seller, (B) Taxes of the Company for a Pre-Closing Tax Period (with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 6.3(f)) (including any Taxes relating to any Pre-Closing Tax Period the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act),, (C) Liabilities of the Company for any Taxes of another Person (1) as a result of Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law) or any other Person which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date or (2) as transferee or successor, by assumption, operation of Law, Contract or otherwise, (D) any Liabilities for Taxes attributable to a breach of a representation or warranty set forth in Section 4.10 (which, notwithstanding anything herein to the contrary, shall not be subject to any limitation in respect of any disclosure set forth in the schedules and exhibits to this Agreement), and (E) any Transfer Taxes that are the responsibility of the Seller pursuant to Section 6.3(e); provided, however, that in all instances, if such amounts were reserved for on the Company’s balance sheet and taken into account and included in the calculation of the Closing Working Capital and the Net Working Capital Adjustment (if any), then Seller shall only be responsible for those amounts in excess of such reserves;

(iv)             any and all Indebtedness or Seller Expenses of the Company or Seller arising prior to or at the Closing to the extent not taken into account in determining Equity Value;

(v)              any and all claims by any former equity holder (whether actual or purported) of the Company, or any other Person, seeking to assert, or based upon, (A) ownership or rights to ownership of, or to compensation with respect to, or arising under any Interests or any other equity securities of the Company for periods prior to the Closing, (B) any rights of Seller in or to the Interests prior to the Closing Date, including any option, preemptive rights or rights of notice or to vote (or any other rights that would otherwise attach to the Interests if held by Seller), (C) any rights under the Company’s Organizational Documents, or (D) any claim that his, her or its Interests (or any other equity securities of the Company) were wrongfully repurchased, cancelled, terminated or transferred by the Company or Seller; and

(vi)             any and all Proceedings, demands, Orders, costs and other expenses (including legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.2(a).

(b)               Hi Solutions Indemnity. Subject to Section 7.3 and without duplication of any right to recovery herein, from and after the Closing, Hi Solutions shall compensate, reimburse, indemnify and hold harmless the Seller and their respective Affiliates, agents and other representatives (collectively, the “Seller Indemnitees”) against and in respect of any and all Losses arising out of, resulting from or incurred by any Seller Indemnitee in connection with:

(i)               the inaccuracy or breach of any representation or warranty by Hi Solutions contained in this Agreement or in any certificate delivered by or on behalf of Hi Solutions with respect thereto pursuant to this Agreement;

(ii)             the breach or non-fulfillment of any covenant or other agreement made by Hi Solutions contained in this Agreement;

(iii)             the valid issuance of the Hi Closing Shares or the Deferred Shares;

(iv)             any and all Proceedings, demands, Orders, costs and other expenses (including legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.2(b); and

(v)               any Seller Credit Accomodation.

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7.3              Limitations to Indemnification Obligations.

(a)               Neither any Hi Solutions Indemnitee nor any Seller Indemnitee (each, an “Indemnified Party”) shall be entitled to recover for any Losses with respect to the matters set forth in Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, until the aggregate amount of all such Losses exceeds $100,000 (the “Threshold”), in which case the Indemnified Party shall be entitled to indemnification for the entire amount of all such Losses above an aggregate amount of $50,000 in Losses; provided, however, that the Threshold shall not apply to any indemnification obligations of the Seller for any inaccuracy or breach of any of the Fundamental Representations.

(b)               No Indemnified Party shall be entitled to any indemnification pursuant to Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, for Losses (other than those arising from the inaccuracy or breach of a Fundamental Representation) in excess of $250,000.

(c)               Subject to Section 7.3(b), no Indemnified Party shall be entitled to any indemnification pursuant to Section 7.2(a) or Section 7.2(b) in excess of the Enterprise Value.

7.4              Calculation and Satisfaction of Obligations.

(a)               The amount of any Losses subject to indemnification under this Article VII shall be calculated net of the amount by which any insurance proceeds actually received by an Indemnified Party on account of such Losses exceeds any fees and expenses (including any increase in insurance premiums) incurred in obtaining such recovery; and the Indemnified Party shall use commercially reasonable efforts to assert all claims under all applicable insurance policies prior to seeking indemnification hereunder. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the indemnifying Party, promptly after receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments received (net of any costs of enforcement that are incurred in pursuing such recoveries), over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

(b)               For the purposes of determining the amount of Losses to which an Indemnified Party may be entitled to recover under this Article VII, each of the representations and warranties that contains any “Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein (other than with respect to (i) clause (x) of Section 4.9 and (ii) the use of any defined term that includes the word “Material” in the title).

(c)               The Seller, on the one hand, and Hi Solutions, on the other hand, each acknowledge and agree that the other is entitled to rely upon the representations and warranties made by such Party in this Agreement and the other Transaction Documents and that an Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnifying Party shall not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by an Indemnified Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(d)               If Seller shall become obligated to pay one or more Hi Solutions Indemnitees pursuant to Section 7.2(a), such amount shall be satisfied by either (A) a transfer by the Seller to Hi Solutions of a number of shares of Hi Common Stock calculated by dividing (1) the amount of the applicable Losses to which such indemnification obligation relates by (2) the Share Price; or (B) a direct payment of the amount of the applicable Losses by the Seller to such Hi Solutions Indemnitee, which determinations shall be made in the sole discretion of the Seller.

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7.5              Indemnification Procedures.

(a)               Each claim for which an Indemnified Party may seek indemnity under this Article VII (each such claim, an “Indemnification Claim”) shall be brought and resolved exclusively in accordance with this Section 7.5. The Indemnified Party shall promptly give written notice of an Indemnification Claim (each such notice, a “Claim Notice”) to the Party indemnifying such Indemnified Party pursuant to Section 7.2(a) or Section 7.2(b), as applicable (the “Indemnifying Party”). Each Claim Notice shall describe the Indemnification Claim in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent possible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claim Notice or the giving of an incomplete or inaccurate Claim Notice pursuant to this Section 7.5(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve any Indemnifying Party of its obligation to indemnify the Indemnified Party, except and only to the extent that such delay or failure results in actual prejudice to the Indemnifying Party. The Indemnifying Party shall have 30 days after its receipt of such Claim Notice to respond in writing to such Indemnification Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify the Indemnified Party for the full amount of all Losses related to or resulting therefrom.

(b)               An Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten Business Days of receipt of a Claim Notice which relates to Losses arising or relating to a claim brought by a third party (each, a “Third Party Claim”), to assume and conduct the defense of any such Third Party Claim, in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of any such Third Party Claim only if (i) the Indemnifying Party first provides written confirmation to the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) that the Indemnifying Party will, subject to the limitations of this Article VII, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the defense of such Third Party Claim by the Indemnifying Party does not, and will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the business of the Indemnified Party, (iii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result and (iv) the Third Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) through (iv) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 7.5(b), the Indemnified Party may continue to defend the Third Party Claim, and the costs and expenses of such defense shall be additional Losses. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.5(b), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (A) any of the Litigation Conditions cease to be met, (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim or (C) the Indemnifying Party has been advised by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnified Party shall have the right to settle any Third Party Claim in its sole discretion, but only to the extent the defense of such Third Party Claim has not been assumed by the Indemnifying Party. Notwithstanding any provision herein to the contrary, any Third Party Claims for Taxes shall be exclusively subject to Section 6.3(d) and not this Section 7.5(b).

7.6              Exclusive Remedy. Each Party agrees that an Indemnified Party’s sole and exclusive remedy after the Closing with respect to this Agreement shall be pursuant to the provisions set forth in this Article VII; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by a Party of any right to specific performance or injunctive relief or any right or remedy with respect to a claim of fraud or intentional misrepresentation. Subject to the other limitations contained herein, the obligations of the Seller under this Article VII shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Seller, not the Company, shall have the sole obligation for the indemnification obligations under this Article VII.

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7.7              Tax Treatment of Payments. The Parties agree to treat any payments made pursuant to this Article VII or Section 2.3 as adjustments to the Enterprise Value to the extent permitted by applicable Law.

Article VIII
MISCELLANEOUS

8.1              Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Florida applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

8.2              Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Federal courts located in Fort Lauderdale, Florida and any state court located in Broward County, Florida for the purposes of any Proceeding arising out of this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in any Florida Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

8.3              WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

8.4              Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Florida Courts, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

8.5              Entire Agreement; Amendments and Waivers. This Agreement, the Seller Disclosure Schedule and the other Transaction Documents (including the schedules and exhibits hereto and thereto) represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or such other Transaction Document, as applicable, signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement or any other Transaction Document, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.6              No Third Party Beneficiaries. This Agreement, the Seller Disclosure Schedule and the other Transaction Documents (including the schedules and exhibits hereto and thereto) are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except for Article VII, which is for the benefit of the Indemnified Parties covered thereby, and Section 6.10, which is for the benefit of the Releasees.

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8.7              Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when delivered if delivered in person, (b) on the third Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Hi Solutions or, following the Closing, the Company, to:

RC-1, Inc.
301 S. State Street
Suite S103
Newtown, PA 18940
Attention: John E. Parker, CEO
Email: jp@hi.solutions

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Andrew Hamilton
Email: andrew.hamilton@morganlewis.com

If to Seller, to:

Michael Wohl 245 SE Wavecrest Way Boca Raton 33432 Email: Mawohl@me.com

With a copy (which shall not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Attn: Sarah B. Klee, Esq.
Email: sklee@stearnsweaver.com

8.8              Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

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8.9              Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Hi Solutions may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more of its Affiliates, but no such assignment shall relieve Hi Solutions of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.9 shall be null and void.

8.10          Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PURCHASER PARTIES

RC-1, INC.

By: /s/ John E. Parker
Name: John E. Parker
Title: President and Chief Executive Officer
MDA ACQUISITION CORPORATION

By: /s/ John E. Parker
Name: John E. Parker
Title: President and Chief Executive Officer

COMPANY
MEDIA DESIGN ASSOCIATES, INC.

By: /s/ Michael Wohl
Name: Michael Wohl Title: Chief Executive Officer
SELLER

By: /s/ Michael Wohl
Name: Michael Wohl

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EXHIBIT A

1.          Certain Definitions and Interpretive Matters. Capitalized terms used in this Agreement have the meanings specified, or referred to below:

“Accounting Firm” shall have the meaning set forth in Section 2.3(b)(iv).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“BCA” shall have the meaning set forth in the recitals to this Agreement.

“Books and Records” means all Company minute books, books of account, manuals, financial records, business plans and budgets, invoices, records with respect to employees, customer and supplier lists, correspondence, advertising and promotional materials, credit records of customers, and other documents, records and files (including books and records relating to, and tangible embodiments of, the Company IP), in whatever medium, in each case in the possession or control of the Seller or the Company .

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York, New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.

“Cash” means all currency on hand, currency in bank or other accounts, uncashed checks, money orders, readily marketable securities, short term instruments, and other cash equivalents held by the Company (on a consolidated basis) less any and all (a) cash in reserve accounts, cash escrow accounts and custodial cash and (b) cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company but have not cleared its bank or other accounts, all as determined in accordance with GAAP.

“Claim Notice” shall have the meaning set forth in Section 7.5(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Net Working Capital” means the Net Working Capital of the Company (on a consolidated basis) as of the Closing Date, calculated in accordance with the Working Capital Methodology set forth in Schedule B hereto.

“Closing Per Share Price” means $0.243589743590

“Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2021 Financials” shall have the meaning set forth in Section 2.13(c).

“Company Consents” means the consents, approvals, waivers, authorizations, notices or filings required or advisable in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of any of the transactions contemplated hereby and thereby on the part of the Company or Seller.

“Company IP Assignment” shall have the meaning set forth in Section 4.13(b).

“Company IP License” shall have the meaning set forth in Section 4.13(b).

“Company Owned IP” means all Intellectual Property (including any Company Registered IP) owned or purported to be owned by the Company.

“Company Plans” shall have the meaning set forth in Section 4.15(a).

“Company Registered IP” means all Company Owned IP issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar, including all Patents, registered Copyrights, and registered Trademarks, all applications for any of the foregoing, and all Domain Names.

“Contract” means any contract, agreement, indenture, note, bond, lease, commitment, mortgage, deed of trust, license or other legally binding arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease”, “2019 Novel Coronavirus”, “2019-nCOV” and/or the “novel coronavirus”, and any of their mutations or permutations, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing.

“Deferred Equity Value” shall have the meaning set forth in Section 2.13(a).

“Deferred Shares” shall have the meaning set forth in Section 2.13(a).

“Deferred Shares Dispute Notice” shall have the meaning set forth in Section 2.13(c).

“Deferred Shares Statement” shall have the meaning set forth in Section 2.13(a).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employment Agreement” means that Employment Agreement to be entered into at Closing between Seller and Hi Solutions in substantially the form attached as Exhibit C hereto.

“Enterprise Value” means $3,125,000.

“Equity Consideration” shall have the meaning set forth in Section 2.7.

“Equity Value” means (a) Enterprise Value, plus (b) the Net Working Capital Adjustment, plus (c) Cash on hand in the Company as of immediately prior to the Closing (calculated after payment of any Indebtedness or Seller Expenses, in each case, paid by Seller at or prior to the Closing), minus (d) Indebtedness, if any, not paid by the Seller at the Closing, minus (e) Seller Expenses, if any, not paid by the Seller at the Closing.

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“Equity Value Dispute Notice” shall have the meaning set forth in the Section 2.8(b)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Equity Value” shall have the meaning set forth in Section 2.8(a).

“Excess Amount” shall have the meaning set forth in Section 2.8(c)(i).

“Excluded Claim” shall have the meaning set forth in Section 6.10(a).

“Final Equity Value” shall have the meaning set forth in Section 2.8(c).

“Financial Statements” shall have the meaning set forth in Section 4.8(a).

“Fundamental Representations” means the representations and warranties of the Seller and the Company, as applicable, set forth in Sections 3.1 (Organization and Authority), 3.2 (No Conflicts), 3.3 (Interests), 3.5 (Brokers and Financial Advisors), 3.5 (Investment Representations), 4.1 (Organization and Good Standing), 4.2 (Authority), 4.3 (No Conflicts; Company Consents), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes) and 4.24 (Brokers and Financial Advisors).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, as consistently applied.

“Governmental Authority” means any government or governmental or quasi-governmental or regulatory body thereof, or political subdivision thereof, whether federal, national, state, local, municipal or foreign, or any agency, instrumentality, commission or authority thereof, or any court, tribunal or arbitral body (or any department, bureau or division thereof), exercising executive, legislative, judicial, police, regulatory, Tax or administrative functions.

“Hi Closing Shares” shall have the meaning set forth in Section 2.7(a).

“Hi Common Stock” means shares of the Common Stock of Hi Solutions, par value $0.001 per share.

“Hi Solutions” shall have the meaning set forth in the preamble to this Agreement.

“Hi Solutions Indemnitees” shall have the meaning set forth in Section 7.2(a).

“Indebtedness” means any Liability, without duplication, (a) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property, goods, services, securities or assets (including, whether contingent or otherwise, any “earn-out”, post-closing true-up or “seller notes” payable and including pursuant to any operating or capital leases, but excluding trade payables (to the extent included in Net Working Capital)); (c) in respect of guarantees, direct or indirect, in any manner, of all or any part of any indebtedness of any Person; (d) arising under any hedging or swap agreements; (e) by which a Person assures a creditor or other party against loss (including obligations in respect of letters of credit, performance bonds, bankers acceptances, indemnities or similar obligations); (f) in respect of deferred compensation; (g) any unpaid amounts as of the Closing relating to the settlement of any Proceedings; (h) in respect of any declared but unpaid dividends or distributions; (i) in respect of all obligations under leases which have been, or must be in accordance with GAAP, recorded as capital leases in respect of any leases required to be capitalized in accordance with GAAP; (j) relating to employees or service providers in respect of periods prior to and including the Closing (including personal leave, bonuses, commissions and severance obligations, whether or not such obligations accrue on or after the Closing Date); (k) the cost of delivery and cost to service components of any deferred revenue calculated in accordance with GAAP; (l) customer deposits; (m) relating to accounts payable balances aged greater than 90 days; (n) relating to accounts receivable balances aged greater than 90 days; (o) in respect of royalties payable to the Company’s resellers aged greater than 90 days; and (p) in respect of all obligations of Indebtedness referred to above, the payment of which is (i) the responsibility or Liability of the Company, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or (ii) secured by a Lien on any property or asset of the Company.

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“Indemnification Claim” shall have the meaning set forth in Section 7.5(a).

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.5(a).

“Intellectual Property” means all rights, title and interest in or relating to, arising from or associated with Technology or intellectual property, whether protected, created or arising under any Law throughout the world, including: (a) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (“Patents”); (b) all trademarks, service marks, trade names, brand names, trade dress rights, corporate names, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (“Trademarks”); (c) all Internet domain names, URLs, web site addresses, Internet Protocol addresses, social media accounts and handles, and other designations (“Domain Names”); (d) all copyrights and all works of authorship, database and design rights, whether or not published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions and renewals thereof (“Copyrights”); (e) all know-how, trade secrets and confidential ideas and information, including such rights in inventions (whether or not reduced to practice), customer and supplier lists, technical information, proprietary information, processes, formulae, databases and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (“Trade Secrets”); (f) all rights in Software; (g) all moral rights; (h) all rights of publicity and privacy; (i) all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto; and (j) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in the recitals to this Agreement.

“Interests” shall have the meaning set forth in the recitals to this Agreement.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any domestic or federal, state, local, municipal, foreign, multinational or international law (statutory, common or otherwise), constitution, treaty, statute, code, ordinance, rule, regulation, treaty or other legal requirement enacted, adopted, promulgated or applied by a Governmental Authority, or any guideline or guidance of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law, including the Payment Card Data Security Standard.

“Liability” means any debt, loss, damage, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, covenant, preemptive right, security interest, equitable interest, claim, lease, charge, condition, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation.

“Litigation Conditions” shall have the meaning set forth in Section 7.5(b).

“Lockup Earn-Out Shares” shall have the meaning set forth in Section 2.15(b).

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“Lockup Shares” shall have the meaning set forth in Section 2.15(a).

“Lock-Up Period” shall have the meaning set forth in Section 2.15(a).

“Losses” means any and all actual out-of-pocket deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with enforcing any right to indemnification hereunder and the cost of pursuing insurance providers with respect thereto; provided, however, that “Losses” shall not include special, consequential or punitive damages except to the extent such damages are awarded to an unaffiliated third party.

“Make-Whole Target” shall have the meaning set forth in Section 2.16(b).

“Material Adverse Effect” means any change, effect, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company; provided, however, that for the purposes of clause (i) a “Material Adverse Effect” shall not be deemed to include any effect, change, event, state of fact, development, circumstance or condition arising out of, relating to or resulting from: (a) general economic or political conditions, (b) circumstances that affect the real estate, tourism and time share or vacation ownership industries generally, (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (d) any action required, contemplated or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Hi Solutions; (e) any matter of which Hi Solutions is aware on the date hereof; (f) any changes in applicable Laws or accounting rules (including GAAP); (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (h) the Company not meeting the results set forth in any projection or forecast; or (i) force majeure events, acts of terrorism or acts of war.

“Maximum Number” shall have the meaning set forth in Section 2.15(c).

“Measurement Date” means December 31, 2021.

“Merger” shall have the meaning set forth in the preamble to this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

“Merger Sub Interests” shall have the meaning set forth in the recitals to this Agreement.

“Net Working Capital” means the consolidated adjusted net working capital of the Company (on a consolidated basis) calculated in accordance with the Working Capital Methodology set forth in Schedule B hereto; provided, that in no event shall Net Working Capital include Cash or Indebtedness.

“Net Working Capital Adjustment” means an amount equal to Closing Net Working Capital minus Target Net Working Capital. For the avoidance of doubt, the “Net Working Capital Adjustment” may be a positive or negative number.

“Off-the-Shelf Licenses” means licenses for commercial, “off-the-shelf” Software available on standard, non-discriminatory terms and conditions for an annual or one-time license fee of no more than $5,000.

“Operating Agreement” shall have the meaning set forth in Section 2.5.

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“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business by the Company through the date hereof consistent with past practice.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Payroll Tax Executive Order” means the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued August 8, 2020.

“Party(ies)” shall have the meaning set forth in the preamble to this Agreement.

“Payoff Letters” shall have the meaning set forth in Section 2.9(b)(vii).

“Permits” means any approvals, authorizations, consents, licenses, permits, waivers, certificates or registrations of a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, and (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and that are not material to the business, operations and financial condition of any Company Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means all personal data, including any information regarding or reasonably likely of being associated with an individual person or device, including: (a) information that identifies, could reasonably be expected to be used to identify, or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) Internet Protocol addresses, unique device identifiers or other persistent identifiers; and (c) “protected health information,” as such term is defined under HIPAA. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Piggyback Notice” shall have the meaning set forth in Section 2.14(a).

“Piggyback Shares” shall have the meaning set forth in Section 2.14(a).

“Policies” shall have the meaning set forth in Section 4.20.

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“Pre-Closing Tax Period” means any Tax period ending on or before the day before the Closing Date and the portion of any Straddle Period ending on and including the day before the Closing Date.

“Pre-Closing Taxes” means all Liabilities for Taxes of the Company for Pre-Closing Tax Periods, determined without regard to any carryback of a loss or credit arising after the Closing Date.

“Proceeding” means any suit, claim, action, litigation, application, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, complaint, grievance, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court, arbitrator, mediator or other Governmental Authority, including any appeal or review.

“Promissory Note” means that certain promissory note in the original principal amount of twenty percent of the Equity Value, to be delivered by Hi Solutions to the Seller in substantially the form attached as Exhibit D hereto.

“Proposed Closing Date Calculations” shall have the meaning set forth in the Section 2.8(b)(i).

“Qualified Plan” shall have the meaning set forth in Section 4.15(c).

“Recission Notice” shall have the meaning set forth in Section 2.16(b).

“Recission Option” shall have the meaning set forth in Section 2.16(a).

“Recission Period” shall have the meaning set forth in Section 2.16(a).

“Related Party Arrangement” shall have the meaning set forth in Section 4.21(b).

“Released Claims” shall have the meaning set forth in Section 6.10(a).

“Releasees” shall have the meaning set forth in Section 6.10(a).

“Releasor” shall have the meaning set forth in Section 6.10(a).

“Restricted Business” shall have the meaning set forth in Section 6.9(a).

“Restricted Period” shall have the meaning set forth in Section 6.9(a).

“Retention Amount” means (i) the gross amount of the Company’s revenues for the fiscal year ended December 31, 2020 as calculated in accordance with GAAP multiplied by (ii) 1.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in Article III.

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“Seller Expenses” means, without duplication, and to the extent unpaid as of the open of business on the Closing Date, the aggregate amount of Liabilities payable by the Company and/or Seller for which the Company or Hi Solutions could become liable on or after the Closing in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement or the Transaction Documents, including (a) the fees and expenses of any brokers, finders, counsel, accountants, consultants, agents and other advisors engaged by or on behalf of the Company before the Closing Date or by or on behalf of Seller at any time prior to, on or after the Closing Date, and (b) the amount of stay bonuses, transaction bonuses, change of control payments, severance payments, retention payments or other payments (including any post-Closing payments or payments attributable to post-Closing events), including all amounts due under any employee benefit plans, earned or accrued incentive compensation, commissions, and obligations of the Company, and the amount of the employer’s share of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (b) of this definition and any other compensatory amounts payable hereunder, and (c) the amount, fees, and expenses incurred in connection with obtainment of any Company Consents.

“Seller Indemnitees” shall have the meaning set forth in Section 7.2(b).

“Seller’s Knowledge” means the knowledge of any of the Seller after (a) reasonable investigation of the Company’s written and electronic records available to such individual and (b) reasonable inquiry of any key employees who would reasonably be expected to have knowledge of the event, condition, circumstance, act or other matter in question.

“Share Price” means Seventeen and One Half Cents ($0.175).

“Shortfall Amount” shall have the meaning set forth in Section 2.8(c)(ii).

“Software” means all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any Tax period that includes but does not end on the day before the Closing Date.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust, or other entity the accounts of which would be consolidated with those of such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, or any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity interests or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person.

“Survival Period” shall have the meaning set forth in Section 7.1.

“Surviving Company” shall have the meaning set forth in Section 2.1.

“TA Instruction” shall have the meaning set forth in Section 2.13(d).

“Target Net Working Capital” means $25,000.

“Tax Contest” shall have the meaning set forth in Section 6.3(d).

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“Tax Return” means any return, report, election, notice or statement filed or required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, estimated tax return, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, affiliated or unitary returns for any group of entities that includes the Company or any of its Affiliates and whether or not in tangible or electronic form.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, duties, imposts, levies or other assessments, including all net income, branch, gross receipts, capital, sales, use, ad valorem, net worth, value added, transfer, escheat, unclaimed property, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, employee health, government pension plan, social security, unemployment, excise, environmental, registration, alternative, add-on minimum, severance, stamp, occupation, real or personal property and estimated taxes, customs duties, fees, assessments and charges of any similar kind whatsoever, whether disputed or not, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), whether disputed or not, and (c) any Liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Technology” means all Software, computer systems (other than peripheral devices), information, databases, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Threshold” shall have the meaning set forth in Section 7.3(a).

“Third Party Claim” shall have the meaning set forth in Section 7.5(b).

“Top Suppliers” shall have the meaning set forth in Section 4.19.

“Transaction Documents” means this Agreement, the Employment Agreement, the Seller Disclosure Schedule, the Promissory Note and the other documents executed in connection with the consummation of the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the final, temporary and proposed United States Treasury Regulations promulgated under the Code.

“Working Capital Methodology” means GAAP and the policies, principles, procedures and methodologies used in calculating the adjusted net working capital of the Company (on a consolidated basis) as set forth in Schedule B and made a part hereof.

2.          Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

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(a)         Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded unless expressly indicated otherwise. References to “days” are to calendar days; provided, however, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)         Dollars. Any reference in this Agreement to “$” or “dollars” means U.S. dollars.

(c)         Exhibits/Schedules. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)         Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)         Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)         Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)         Made Available. The words “made available” mean that the subject documents or other materials were included in and available at the online data site established by Hi Solutions and hosted by “Dropbox” at least two Business Days prior to the date hereof.

(i)           Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(j)           References to Laws and Persons. Except as otherwise set forth herein, any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors, predecessors and assigns.

(k)         ERISA Affiliates. Solely for the purposes of Sections 4.15 and 4.16, the term “Company” includes any other entity which, together with the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”)

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